Exhibit 10.1

License Agreement

This License Agreement (the “Agreement”) is entered on February 21, 2023 (the “Effective Date”), by and between Axsome Malta Ltd., a Malta limited company with offices at Pinto Business Centre, Level 4, Office 4, Mill Street, Orme, QRM 3104, Malta (“Axsome”), on the one hand, and Atnahs Pharma UK Limited, a company organized and existing under the laws of England and Wales with offices at Sovereign House, Miles Grey Road, Basildon, Essex SS14 3FR (“Licensee”). Axsome and Licensee may be referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

Whereas, Axsome owns or otherwise controls the Licensed Intellectual Property (as defined below) and desires to grant an exclusive license to Licensee in the Territory (as defined below) for use of the Licensed Intellectual Property for the development and commercialization of Licensed Products (as defined below) in the Field (as defined below) in the Territory; and

Whereas, Licensee has extensive experience and expertise in the development and commercialization of pharmaceutical products and desires to acquire such an exclusive license in the Territory to the Licensed Intellectual Property solely for purposes of developing and commercializing Licensed Products in the Field in the Territory.

Now, therefore, in consideration of the mutual covenants and agreements provided herein, the Parties hereby agree as follows:

1. Definitions.

1.1. “Additional Upstream License Payments” has the meaning set forth in Section 2.1.5.

1.2. “Affiliate” means, as of any point in time and for so long as such relationship continues to exist with respect to any Person, any Person that controls, is controlled by or is under common control with such Person. A Person shall be regarded as in control of another Person if it (a) owns or controls at least fifty percent (50%) of the equity securities of the subject Person entitled to vote in the election of directors or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of any such Person (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.3. “Agreement” has the meaning set forth in the preamble.

1.4. “Arbitration Notice” has the meaning set forth in Section 10.9.1(a).

1.5. “Applicable Law” means any law, statute, rule, regulation, order, judgment or ordinance of any Governmental Authority.

1.6. “Axsome” has the meaning set forth in the preamble.

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1.7. “Axsome Developed IP” has the meaning set forth in Section 5.2.

1.8. “Axsome Indemnified Party” has the meaning set forth in Section 9.2.

1.9. “Bankruptcy Code” has the meaning set forth in Section 8.4.1.

1.10. “Bankruptcy Event” has the meaning set forth in Section 8.4.1.

1.11. “Binding Obligation” means, with respect to a Party (a) any oral or written agreement or arrangement that binds or affects such Party’s operations or property, including any assignment, license agreement, loan agreement, guaranty, or financing agreement, (b) the provisions of such Party’s charter, bylaws or other organizational documents or (c) any order, writ, injunction, decree or judgment of any court or Governmental Authority entered against such Party or by which any of such Party’s operations or property are bound.

1.12. “Business Day” means a day other than a Saturday, Sunday or bank or other public holiday in New York, New York.

1.13. “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.14. “Commercialize”, “Commercialized” or “Commercializing” means to register, market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported, transport or otherwise commercialize a pharmaceutical product, and to interact with Regulatory Authorities regarding any of the foregoing. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.15. “Commercial Milestone” has the meaning set forth in Section 4.3.

1.16. “Commercial Milestone Payment” has the meaning set forth in Section 4.3.

1.17. “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by any Person, with respect to any objective, those efforts that would be used by a pharmaceutical or biotechnology company in the same industry as such Person and with resources and capabilities similar to such Person to accomplish a similar objective under similar circumstances. With respect to any objective relating to the research, Development or Commercialization of a Licensed Product, “Commercially Reasonable Efforts” means that level, caliber and quality of efforts and resources consistent with those efforts and resources commonly used by a pharmaceutical or biotechnology company under similar circumstances for similar products or product candidates owned by it or to which it has similar rights, which product or product candidate is at a similar stage in its development or product life and is of similar market potential, taking into account, without limitation, with respect to each Licensed Product, (a) issues of safety, efficacy, product profile, (b) likelihood of receiving Regulatory Approval for the applicable Licensed Product, (c) potential to accelerate the development and regulatory timelines for the Licensed Product, (d) regulatory structure involved, (e) Regulatory Authority-approved labeling, (f) market potential of the Licensed Product, (g) potential benefit of the Licensed Product to patients with the relevant indication, (h) competitiveness in the marketplace, (i) proprietary position and (j) other relevant scientific, technical and business factors. “Commercially Reasonable Efforts” shall be determined on a country-by-country basis and activities that are conducted in one (1) country that have an effect on achieving the relevant objective in another

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country shall be considered in determining whether Commercially Reasonable Efforts have been applied in such other countries.

1.18. “Confidential Information” has the meaning set forth in Section 6.1.

1.19. “Control” or “Controlled” means with respect to any Intellectual Property Right or material (including any Patent Right, Know-How or other data, information or material), the ability (whether by sole, joint or other ownership interest, license or otherwise, other than pursuant to this Agreement) to, without violating the terms of any agreement with a Third Party, grant a license or sublicense or provide or provide access or other right in, to or under such Intellectual Property Right or material.

1.20. “CTA” means a Clinical Drug Application submitted under Applicable Law to the applicable Regulatory Authority(ies) for the purposes of obtaining permission to conduct clinical trials of a pharmaceutical product in one or more countries or regulatory jurisdictions in the Territory.

1.21. “Develop”, “Developed” or “Developing” means to discover, research or otherwise develop a process, compound or product, including conducting non-clinical and clinical research and development activities. When used as a noun, “Development” means any and all activities involved in Developing.

1.22. “Development Milestone” has the meaning set forth in Section 4.2.

1.23. “Development Milestone Payment” has the meaning set forth in Section 4.2.

1.24. “Disclosing Party” has the meaning set forth in Section 6.2.

1.25. “Disclosure Schedule” has the meaning set forth in Section 7.3.

1.26. “Dispute” has the meaning set forth in Section 10.9.1.

1.27. “Dossier” means a copy of all updated administrative, quality, non-clinical and clinical documents, in Axsome’s possession in an e-submission ready format, which are required to obtain and maintain the Regulatory Approval in each country of the Territory, written in English and (a) compiled according to the requirements of applicable laws and regulations in each country of the Territory including those of the EU Notices to Applicants (EU CTD), in force from time to time, and (b) in such form and of such content as is required by the Regulatory Authorities, in order for them to accept application for, grant and maintain the Regulatory Approval.

1.28. “Effective Date” has the meaning set forth above in the preamble of this Agreement.

1.29. “Field” means (i) therapeutic treatment to reduce excessive daytime sleepiness in human adults with narcolepsy or obstructive sleep apnea and (ii) treatment of attention deficit hyperactivity disorder in humans, and (iii) such other indications as may be added to the Field pursuant to Section 2.1.7.

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1.30. “First Commercial Sale” shall mean, with respect to any Licensed Product in any country of the Territory, the first sale in such country for use or consumption by the end user of such Licensed Product to a Third Party by Licensee or its Affiliates or their Sublicensee after Regulatory Approval (and, where applicable, (i) pricing or reimbursement approval in such country and (ii) labeling approval) has been granted by the applicable Regulatory Authority.

1.31. “Force Majeure” has the meaning set forth in Section 10.3.

1.32. “Governmental Authority” means any court, agency, department, authority or other instrumentality of any supranational, national, state, county, city or other political subdivision. For clarity, for purposes of this Agreement, the EU Medicines Agency and the EU Commission shall each be considered to be a Governmental Authority.

1.33. “ICC” has the meaning set forth in Section 10.9.2(a).

1.34. “Improvement” means, whether or not patentable, any improvement, modification or variation of any of the Licensed Know-How or any invention claimed or disclosed in any of the Licensed Patent Rights, including without limitation, any improvement, modification or variation to the composition, method of manufacture of or methods of using any Licensed Compound or product containing any Licensed Compound, which improvement, modification or variation is made after the Effective Date.

1.35. “Indemnified Party” has the meaning set forth in Section 9.4.1.

1.36. “Indemnifying Party” has the meaning set forth in Section 9.4.1.

1.37. “Infringement Claim” has the meaning set forth in Section 5.7.1.

1.38. “Intellectual Property Rights” means all copyrights, trade secrets, Trademarks, moral rights, Patent Rights, Know-How and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

1.39. “Joint Developed IP” has the meaning set forth in Section 5.2

1.40. “Know-How” means any invention, discovery, development, data, information, process, method, technique, material (including any chemical or biological material), technology, result, cell line, compounds, probe, sequence or other know-how, whether or not patentable, and any physical embodiments of any of the foregoing.

1.41. “Licensee” has the meaning set forth in the preamble.

1.42. “Licensee Developed IP” has the meaning set forth in Section 5.2

1.43. “Licensee Diligence Obligations” means Licensee’s Development and Regulatory Approval diligence obligations under Section 3.2.1 and Licensee’s Commercialization diligence obligations under Section 3.2.2.

1.44. “Licensee Indemnified Party” has the meaning set forth in Section 9.3.

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1.45. “Liability” has the meaning set forth in Section 9.2.

1.46. “Licensed Activities” has the meaning set forth in Section 5.6.1.

1.47. “Licensed Compound” means (R)-2-amino-3-phenylpropylcarbamate (also known as “solriamfetol”) and any stereoisomer, polymorph, prodrug, esters, salt or other chemical or pharmaceutical modification thereof.

1.48. “Licensed Intellectual Property” means the Licensed Patent Rights, the Dossier, and the Licensed Know-How, including any Improvements.

1.49. “Licensed Know-How” means any Know-How that

(a) either (i) is Controlled by Axsome or any of its Affiliates as of the Effective Date or (ii) comes into the Control of Axsome or any of its Affiliates during the Term; and

(b) relates to any Licensed Compound or Licensed Product or to the Development, Commercialization or Manufacture in the Territory or use of any Licensed Compound or Licensed Product.

Notwithstanding the foregoing, any Know-How Controlled by Axsome or its Affiliates pursuant to the grant by a Third Party to Axsome or such Affiliate of a license which license is not granted under an Upstream License (including those licenses entered during the Term) shall not be included in Licensed Know-How.

1.50. “Licensed Patent Rights” means any Patent Right in the Territory that (a) is Controlled by Axsome or any of its Affiliates as of the Effective Date or otherwise comes into the Control of Axsome or any of its Affiliates during the Term and (b) claims or discloses any (i) Licensed Compound or Licensed Product (including the composition of matter thereof), or (ii) method of using any Licensed Compound of Licensed Product. Licensed Patent Rights includes, without limitation, the existing Patent Rights listed in Schedule 1.50. Notwithstanding the foregoing, any Patent Right Controlled by Axsome or its Affiliates pursuant to the grant by a Third Party to Axsome or such Affiliate of a license which license is not granted under an Upstream License (including those entered during the Term) shall not be included in Licensed Patent Rights.

1.51. “Licensed Product” means any pharmaceutical product containing a Licensed Compound as an active ingredient, including the product which, as of the Effective Date, is being sold by Axsome under the trademark Sunosi®.

1.52. “Licensed Trademarks” means such Trademarks in the Territory as are listed in Schedule 1.52. For the avoidance of doubt, (i) any Trademark owned or Controlled by Axsome or its Affiliates which is not listed on Schedule 1.52 and (ii) the names and logos of Axsome or its Affiliates, shall not be considered to be Licensed Trademarks.

1.53. “Licensee Data” has the meaning set forth in Section 3.3.3.

1.54. “Litigation Conditions” has the meaning set forth in Section 9.4.2.

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1.55. “Marketing Authorization Holder” or “MAH” has the meaning set forth in Section 3.4.1.

1.56. “Manufacture”, “Manufactured” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a compound or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a compound or product or any component thereof.

1.57. “Net Sales” means the gross amounts invoiced by any of Licensee, its Affiliates or its their Sublicensees (each, a “Selling Party”) for sales of Licensed Product in the Territory to unaffiliated Third Parties (other than sales by Licensee or its Affiliates to Sublicensees for resale to Third Parties) in bona fide, arms-length transactions, less the following amounts actually paid or incurred by the Selling Party with respect to the sale of such Licensed Products, to the extent not already reflected or deducted: (i) trade, cash or quantity discounts, allowances, adjustments and rejections; (ii) rebates, chargebacks, recalls and returns; (iii) price reductions or rebates imposed by competent authorities; (iv) price reductions or rebates accorded to managed care systems (that is, systems that integrate the financing and delivery of healthcare services to covered members, including but not limited to, pharmacy benefit managers (PBMs), prescription drug plans (PDPs), health maintenance organizations (HMOs), preferred provider organizations (PPOs), independent practice associations (IPAs) and other similar healthcare organizations); (v) sales, excise, turnover, value-added tax (except to the extent that the net VAT amounts collected by the Selling Party exceed the net VAT paid to a taxing authority) and similar taxes assessed on the royalty-bearing sale of such Licensed Product, but not including any income tax or franchise tax of any kind; and (vi) to the extent separately itemized on the applicable invoice, transportation, importation, shipping, insurance and other handling expenses; in each case as calculated in accordance with United States generally accepted accounting principles or such other accounting principles as the Selling Party shall apply on a consistent basis.

A sale of a Licensed Product shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; (b) ninety (90) days after the Selling Party has invoiced the purchaser; (c) disposition of Licensed Products by gift or without issuance of invoice; provided that the supply of Licensed Products without cost or receipt of other consideration (x) as commercial samples, (y) as charitable donations, or (z) for use in clinical studies shall be excluded from the computation of Net Sales. Sales to wholesalers and other distributors shall be considered bona fide, arms-length transactions to Third Parties to the extent that each such distributor purchases its requirements of such Licensed Product from the Selling Party in finished package form (ready for use by the ultimate consumer) at fair market value for resale and/or distribution, but does not otherwise make any royalty payment, or give any other consideration (in whatever form, including barter of property, lump sums payments, marketing, distribution, option or milestone payments, or any premium/discount paid over fair market value for securities), to any Selling Party, directly or indirectly, with respect to the Licensed Product or the Intellectual Property Rights controlled by any Selling Party with respect to such Licensed Product.

Net Sales with respect to sales in non-arms-length transactions will be computed at the average price of bona fide, arms-length sales by a Selling Party to Third Parties during the preceding three (3)-month period; or, if no bona fide, arms-length sale to a Third Party has yet occurred, at the non-discounted list price for the Licensed Product sold directly by the Selling Party to end users.

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In the event no list price has been established, the price will be set at the average list price of three (3) commercially similar products.

1.58. “Party” or “Parties” has the meaning set forth in the preamble.

1.59. “Patent Rights” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, and (e) other forms of government-issued rights substantially similar to any of the foregoing.

1.60. “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.61. “Projection Period” has the meaning set forth in Section 3.7(b).

1.62. “Receiving Party” has the meaning set forth in Section 6.2.

1.63. “Regulatory Approval” means, with respect to a country or extra-national territory, any and all required approvals, licenses, registrations, or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell or market a product in such country or some or all of such extra-national territory, including emergency use authorizations in any country or extra-national territory.

1.64. “Regulatory Authority” means, with respect to a particular country or jurisdiction, the Governmental Authority having responsibility for granting Regulatory Approvals in such country or jurisdiction.

1.65. “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product in a country or jurisdiction in the Territory, other than a Patent Right, including orphan drug exclusivity, pediatric exclusivity, rights conferred in the European Union under Directive 2001/EC/83, or rights similar thereto in any country or jurisdiction in the Territory.

1.66. “Representatives” means, with respect to a Party, such Party, its Affiliates, its sublicensees and each of their respective officers, directors, employees, consultants, contractors and agents.

1.67. “Response” has the meaning set forth in Section 10.9.1(a).

1.68. “Review Period” has the meaning set forth in Section 6.7.

1.69. “Royalty Term” means, with respect to any particular Licensed Product in any particular country in the Territory, the later of (a) the twelfth (12th) anniversary of the First Commercial Sale by or on behalf of Licensee of such Licensed Product in such country, (b) the expiration of all applicable Regulatory Exclusivities of such Licensed Product in the country or

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(c) the end of the period during which the Manufacture, sale, offer for sale or importation of such Licensed Product in or for the country would infringe a Valid Claim included within any Licensed Patent Rights or any Patent Rights included in the Joint Developed IP, but for any such licenses granted to Licensee by Axsome under this Agreement.

1.70. “Selling Party” has the meaning set forth in Section 1.57.

1.71. “SK Biopharmaceuticals” means SK Biopharmaceuticals Co., Ltd., a Korean corporation having a place of business at 99, seorin-dong. Jongro-gu, Seoul, the Republic of Korea, who is the owner of the SK Intellectual Property.

1.72. “SK Intellectual Property” means the Patent Rights and Know-How licensed to Axsome pursuant to that certain License Agreement dated as of August 30, 2011, entered into by and between SK Biopharmaceuticals and Aerial Biopharma, LLC (from whom Axsome, through a series of transactions, has acquired the licensed rights under such license agreement).

1.73. “Steering Committee” has the meaning set forth in Section 3.8.

1.74. “Sublicense Agreement” has the meaning set forth in Section 2.1.6.

1.75. “Sublicensee” means any Person to whom Licensee grants or has granted, directly or indirectly, a sublicense of rights licensed by Axsome to Licensee under this Agreement.

1.76. “Supply Agreement” has the meaning set forth in Section 3.6.

1.77. “Term” has the meaning set forth in Section 8.1.

1.78. “Territory” means all member countries of the European Union (as constituted on the Effective Date), the United Kingdom, Switzerland, Iceland, Norway, Lichtenstein, Algeria, Bahrain, Egypt, Iran, Iraq, Jordan, Kuwait, Lebanon, Libya, Morocco, Oman, Qatar, Saudi Arabia, Syria, Tunisia, Turkey, United Arab Emirates and Yemen.

1.79. “Third Party” means any Person other than Licensee, Axsome or their respective Affiliates.

1.80. “Third Party Claim” has the meaning set forth in Section 9.4.1.

1.81. “Third Party Infringement” has the meaning set forth in Section 5.5.1.

1.82. “Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

1.83. “Transferred Clinical Trials” means those clinical trials of the Licensed Product which are listed in Schedule 1.83.

1.84. “Transferred Regulatory Approvals” means those Regulatory Approvals listed on Schedule 1.84 .

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1.85. “Transition Plan” has the meaning set forth in Section 2.5.1.

1.86. “Upstream Licenses” means those agreements to which Axsome or an Affiliate of Axsome is a party or becomes a party during the Term (whether initially or by assignment from a Third Party) and under which Axsome or such Affiliate has received an assignment of or been granted a license, with a right to grant sublicenses, under, certain of the Patent Rights included in the Licensed Patent Rights and/or certain of the Know-How included in the Licensed Know-How, provided that, any such agreement entered into by Axsome or an Affiliate of Axsome after the Effective Date, shall only be included as an Upstream License if Licensee, pursuant to Section 2.1.5, agrees to include such agreement as an Upstream License and to pay to Axsome the Additional Upstream License Payments applicable thereto. Those Upstream Licenses existing as of the Effective Date are listed on Schedule 1.86 and, for the avoidance of doubt, no additional payments are payable by Licensee to Axsome in relation thereto.

1.87. “Upstream Licensor” means, with respect to an Upstream License, the Third Party under such Upstream License that has granted to Axsome or an Affiliate of Axsome a license, with a right to grant sublicenses, under certain of the Patent Rights included in the Licensed Patent Rights and/or certain of the Know-How included in the Licensed Know-How. For clarity and without limiting the foregoing, SK Biopharmaceuticals is an Upstream Licensor.

1.88. “Valid Claim” means, with respect to a particular country, a claim of a Patent Right that (a) is issued or in a pending patent application, (b) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal, and (c) has not expired or been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.89. “VAT” has the meaning set forth in Section 4.5.3.

1.90. Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, (b) the use of the singular shall be deemed to include the plural (and vice versa), (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (i) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (j) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (k) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any

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replacement or successor law, rule or regulation thereof, and (l) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

2. Licenses.

2.1. Licenses Granted by Axsome to Licensee.

2.1.1. Exclusive License Grant. Subject to the terms of this Agreement, Axsome hereby grants to Licensee (a) an exclusive, sublicensable (subject to Section 2.1.6) license under the Licensed Intellectual Property (other than the SK Intellectual Property) and (b) an exclusive, sublicensable (subject to Section 2.1.6) sublicense under the SK Intellectual Property, in each case ((a) and (b)), to use, have used, Develop and have Developed (in each case solely for purposes of seeking or maintaining Regulatory Approvals of the Licensed Product in the Territory or supporting the Commercialization of the Licensed Product in the Territory in the Field), Manufacture and have Manufactured (in each case solely for purposes of Manufacturing Licensed Product to be Commercialized by Licensee, its Affiliates or Sublicensees in the Territory for use in the Field pursuant to this Agreement), Commercialize, have Commercialized, import and have imported Licensed Products in the Field in the Territory. Such license and sublicense grants are exclusive even as to Axsome; provided, however, that, without limiting the right of Licensee to conduct Development of Licensed Products in the Territory, each of Axsome, its Affiliates and its Upstream Licensors shall have the right (x) to conduct research or to Develop or have Developed (but not to Commercialize or have Commercialized) Licensed Products in the Territory and (b) to Manufacture of have Manufactured in the Territory Licensed Compound or products containing the Licensed Compound solely for Commercialization or use outside of the Territory.

2.1.2. Exclusive License Grant to Improvements. During the Term, Axsome shall, without delay at no additional charge, disclose to Licensee any Improvements made by or on behalf of or, subject to Section 2.1.5, otherwise Controlled by Axsome or its Affiliates and shall provide Licensee with all relevant information and materials with respect to such Improvements. For the avoidance of doubt but subject to Section 2.1.5, such Improvements are included within the scope of the Licensed Intellectual Property. Subject to Section 2.1.5, any patents, patent applications or other Patent Rights, each in the Territory, owned by, or Controlled by, or licensed to the Axsome or its Affiliates which relates to or covers Improvements shall be considered Licensed Patent Rights.

2.1.3. Trademark License. Subject to the terms of this Agreement, Axsome hereby grants to Licensee an exclusive (in the Territory), sublicensable (subject to Section 2.1.6), license to use the Licensed Trademarks solely in connection with the exercise of Licensee’s rights under Section 2.1.1 for the Commercialization in the Territory of the Licensed Products for use in the Field and solely as set forth in Sections 3.5 and 5.3.

2.1.4. Axsome Covenant. Axsome hereby covenants and agrees with Licensee that, during the Term, neither it nor any of its Affiliates, shall grant any license or right with respect to the Licensed Intellectual Property in the Territory which conflicts with the rights granted by Axsome to Licensee under Sections 2.1.1 or 2.1.2.

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2.1.5. Third Party IP. To the extent that, after the Effective Date, Axsome comes into the Control of any Know-How or Patent Rights in the Territory by way of entering into an agreement with a Third Party pursuant to which Axsome acquires ownership of or a license, with the right to grant sublicenses under such Know-How or Patent Rights, where such Know-How relates to, or such Patent Rights claims or disclose any (i) Licensed Compound or Licensed Product (including the composition of matter thereof), or (ii) method of using any Licensed Compound of Licensed Product, Axsome shall notify Licensee and Licensee may elect, by written notice provided to Axsome within thirty (30) days of Axsome’s notice to Licensee, whether or not to treat such agreement as an Upstream License and, as a result to, include such Know-How as part of the Licensed Know-How or such Patent Rights as part of the Licensed Patent Rights, provided, however, that in the event Licensee elects to so include such Know-How or Patent Rights in the Licensed Know-How or Licensed Patent Rights, respectively, Licensee, in addition to the payments Licensee is to make to Axsome pursuant to any other provision of this Agreement, including, Article 4 and Sections 3.6, 5.3, 5.4 and 5.5,shall reimburse Axsome for all payments (including upfront fees (to the extent reasonably allocable to the rights for the Territory, milestones, royalties and sublicensing fees) Axsome is required to pay to such Third Party as a result of the grant of a license under or to use or practice such Know-How or Patent Rights or Licensee’s use or practice of such Know-How or Patent Rights, including through the development or commercialization of any Licensed Compound or Licensed Product (“Additional Upstream License Payments”). If Licensee fails to timely make such election, the agreement entered into with such Third Party shall not be an Upstream License and such Know-How and Patent Rights shall not be included as part of the Licensed Know-How or Licensed Patent Rights, as applicable. For the avoidance of doubt, no additional payments will be made by Licensee in relation to Upstream Licenses in place as of the Effective Date.

2.1.6. Sublicenses. Licensee shall have the right to sublicense, through multiple tiers, the rights granted pursuant to Sections 2.1.1, 2.1.2 and 2.1.3 (a) without Axsome’s consent, to Licensee’s Affiliates (only for so long as they remain Affiliates of Licensee) and (b) subject to Axsome’s prior written consent, not to be unreasonably withheld or delayed, to Third Parties, in each case subject to the requirements of this Section 2.1.6. Each such sublicense shall be granted only pursuant to a written agreement signed by Licensee and the applicable Sublicensee (each, a “Sublicense Agreement”). Each Sublicense Agreement shall contain terms and conditions not inconsistent with the terms of this Agreement and with Axsome’s obligations under its Upstream Licenses and, without limiting the foregoing, shall impose substantially similar or greater obligations upon such Sublicensees as are imposed upon Licensee by this Agreement, including provisions regarding confidentiality, indemnification, insurance, audit, record-keeping, no challenge, sublicensing and termination, in each case for Axsome’s and its Upstream Licensors’ protection and shall further require each Sublicensee to (i) comply with all applicable terms of this Agreement, (ii) submit applicable sales or other reports to Licensee to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement, (iii) maintain the confidentiality of and limit the use of all of Axsome’s Confidential Information in accordance with Article 6, (iv) cooperate with each of Licensee and Axsome in the prosecution, maintenance and enforcement of

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any Licensed Patent Rights and (v) undertake and agree to indemnify the Axsome Indemnified Parties in accordance with Section 9.2. Where Axsome’s consent for a Sublicense is required, Licensee shall provide to Axsome a detailed summary of the proposed Sublicensee’s marketing and financial capabilities and such other information as Axsome may reasonably request, for Axsome’s prior review and consideration in determining whether to provide its consent for such sublicense. Licensee shall provide Axsome with an accurate and complete copy of each Sublicense Agreement entered into by it or its Affiliates, within thirty (30) days after entering into such Sublicense Agreement and Axsome may provide a copy of such Sublicense Agreement to its Upstream Licensors to the extent required under the applicable Upstream License. To the extent that any terms, conditions or limitations of any Sublicense Agreement are inconsistent with this Agreement, those terms, conditions and limitations shall not impose additional obligations, conditions and limitations against Axsome or any Upstream Licensor, except to the extent that Axsome or, if applicable, such Upstream Licensor, at its sole discretion, has expressly consented thereto in writing. Any requests for such consent from an Upstream Licensor shall be submitted through Axsome, unless Axsome provides its written consent (which may be provided or withheld in Axsome’s sole discretion) to Licensee for Licensee to communicate directly with such Upstream Licensor with respect thereto. Licensee shall remain directly responsible for all of its obligations under this Agreement whether any such obligations have been delegated, subcontracted or sublicensed to any of Licensee’s Affiliates or Sublicensees.

2.1.7. Expansion of Field. In the event that Axsome Develops the version of Licensed Product that Axsome is selling outside of the Territory for a therapeutic indication, other than the therapeutic indications listed in clauses (i) and (ii) of Section 1.29, Axsome shall so notify Licensee and the definition of Field shall automatically be expanded to include such additional therapeutic indications.

2.2. Right of Reference.

2.2.1. Axsome Grant of Right of Reference. Axsome hereby grants to Licensee a “Right of Reference,” defined substantially similarly as that term is defined in 21 C.F.R. § 314.3(b) (or any analogous Applicable Law recognized outside of the United States), to all regulatory filings Controlled by Axsome, its Affiliates or any of its or their sublicensees that relates to any Licensed Product to enable Licensee to conduct, to the extent permitted under Section 3.3, Development activities with respect to the Licensed Products and for use by Licensee in connection with the filing and maintenance of Regulatory Approvals or applications for Regulatory Approvals, in each case, solely for the Licensed Products in the Territory, and Axsome shall and shall cause such Affiliates or sublicensees, as applicable, to provide a signed statement to this effect, if requested by Licensee, in accordance with 21 C.F.R. § 314.50(g)(3) (or any analogous Applicable Law recognized outside of the United States).

2.2.2. Licensee Grant of Right of Reference. Licensee hereby grants to Axsome a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any analogous Applicable Law recognized outside of the United States), to all regulatory filings made by or on behalf of, or otherwise owned or Controlled by or on behalf of, Licensee

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that relates to any Licensed Product to enable Axsome to conduct independent Development activities with respect to the Licensed Products and for Axsome to use in connection with the filing and maintenance of marketing authorization applications for the products containing the Licensed Compound outside of the Territory. Axsome has the right to extend and sublicense (including the right to further sublicense), in whole or in part, such right of references to its Affiliates and, to the extent required by any Upstream License, its Upstream Licensors. Licensee shall and shall cause any Affiliates or sublicensees, as applicable, to provide a signed statement to this effect, if requested by Axsome, in accordance with 21 C.F.R. § 314.50(g)(3) (or any analogous Applicable Law recognized outside of the United States).

2.3. No Implied Rights. Except as expressly provided in this Agreement, neither Party shall be deemed to have granted the other Party (by implication, estoppels or otherwise) any right, title, license or other interest in or with respect to any Intellectual Property Rights or information Controlled by such Party.

2.4. Retained Rights. Axsome retains all rights under the Licensed Intellectual Property, any and all other Patent Rights and Know-How owned or Controlled by Axsome or its Affiliates for use thereof either (a) outside the Territory for any and all purposes or (b) in the Territory but outside of the Field, and no such rights (either (a) or (b)) are granted under this Agreement to Licensee. Axsome further retains all rights under the Licensed Trademarks (or any Trademark identical or similar to any Licensed Trademark) for use outside of the Territory

2.5. Transfer Activities.

2.5.1. Transition Plan. Axsome shall cooperate with and provide timely free-of-charge (provided that Licensee shall reimburse Axsome for any documented out-of-pocket expenses, which have been agreed in advance in writing by Licensee, in the aggregate are in excess of [*****] incurred by Axsome or its Affiliates in providing unless otherwise agreed by the Parties) assistance to Licensee to ensure the smooth transition of ongoing Development and Commercialization activities for the Licensed Products and the Transferred Clinical Trials (under Section 3.3.1 below) and to facilitate the disclosure of the Licensed Know-How to Licensee. As soon as reasonably practicable after the Effective Date, the Parties shall meet to establish a mutually agreed transition plan setting forth (a) the Licensed Know-How to be disclosed pursuant to Section 2.5.3, (b) other information reasonably requested by Licensee to the extent in Axsome’s possession and control and relating to the Licensed Product in the Territory, (c) the activities to be undertaken by each Party to transfer the Transferred Regulatory Approvals to Licensee (d) the timing by which each of the foregoing is to be provided and (e) the number of hours of consultation by Axsome that may be provided to Licensee to answer questions regarding the Licensed Know-How so disclosed, (as such transition plan may be updated from time to time upon agreement of the Parties, the “Transition Plan”). Notwithstanding the foregoing, the Transition Plan independent of the Supply Agreement to be entered into by the Parties pursuant to Section 3.6. If there is an inconsistency between the Transition Plan and this Agreement or the Supply Agreement, the terms of this Agreement or the Supply Agreement shall prevail, provided that in the event of any inconsistency between the Transition Plan

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and both the terms of this Agreement and the terms of the Supply Agreement, the terms of this Agreement shall prevail.

2.5.2. Regulatory Approval Transition Protocol. Pending transfer from Axsome to Licensee (or to its Affiliates or Sublicensees) of each Transferred Regulatory Approval, the Parties shall cooperate in accordance with the Regulatory Approval Transition Protocol set forth in Schedule 2.5.2.

2.5.3. Initial Disclosure and Knowledge Transfer. As soon as reasonably possible, but not later than thirty (30) days after the Effective Date, Axsome shall, at its own cost, transfer to Licensee

(a) Regulatory materials: true, accurate and complete copies of all Licensed Know-How and documentation directly related to Licensed Products for use in the Field in the Territory, in each case to the extent in the possession and Control of Axsome on or prior to the Effective Date and in such format as that such documentation then exists, including for the avoidance of doubt, all (i) documentation comprising the Dossier and any Regulatory Approval in the Territory, (including associated CMC (chemistry, manufacturing and controls) data and clinical and other data referenced in the Dossier); (ii) applications, registrations, licenses, approvals, correspondence and reports submitted to or received from any Regulatory Authority in the Territory in relation to the Licensed Product and all supporting documents with respect thereto and referenced therein, including all pricing reimbursement information, agreements and communications, customer lists, tenders/customer contracts, marketing material etc. and all Adverse Event files and complaint files; and (iii) such further documentation related to a Regulatory Approval in the Territory for the Licensed Product requested by a Regulatory Authority in the Territory;

(b) Marketing and promotion materials: copies of the marketing materials used prior to the Effective Date by Axsome or its Affiliates or their nominees with respect to the Licensed Product in the Territory; Axsome’s or its Affiliates’ customer lists with respect to Licensed Product sold in the Territory prior to the Effective Date; lists of prescribers who prescribe the Licensed Product in the Territory, which lists are in Axsome’s possession and which Axsome has a right to provide to Licensee without violating any agreement between Axsome or its Affiliates and any Third Party, lists of key opinion leaders with respect to the Licensed Product in the Territory that Axsome engaged prior to the Effective Date, provided, however, that with respect to each of the foregoing, Axsome shall provide such copies only to the extent permitted by Applicable Law;

(c) Due Diligence Materials: a complete copy of the Virtual Data Room (VDR) as of the Effective Date.

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3. Development and Commercialization.

3.1. General. Licensee shall have the sole authority over and control of Commercialization and, subject to Section 3.3, Development of the Licensed Products in the Territory.

3.2. Diligence.

3.2.1. Development and Regulatory Diligence. Licensee will use and will cause its Affiliates and Sublicensees to use Commercially Reasonable Efforts to (i) Develop Licensed Products (consistent with Section 3.3) for use in the Territory, (ii) to the extent additional indications or uses, or additional Licensed Products, are Developed, to seek Regulatory Approvals therefore, and (iii) to maintain in good standing and effect all Regulatory Approvals in the Territory for Licensed Products, including both those Regulatory Approvals transferred to Licensee pursuant to this Agreement and new Regulatory Approvals obtained by Licensee during the Term.

3.2.2. Commercial Diligence. Licensee will use and will cause its Affiliates and Sublicensees, as applicable, to use Commercially Reasonable Efforts to Commercialize each Licensed Product in each country in the Territory where such Licensed Product is the subject of an existing Regulatory Approval or where Licensee or its designated Affiliates or Sublicensees seek and receive Regulatory Approval for such Licensed Product. To the extent that Licensee elects not to commercialize the Licensed Product (at all or for any indication) in any country in the Territory, Licensee shall notify Axsome of this decision and the business rationale therefore and, upon Axsome’s request, the Parties, in good faith, shall discuss such matter further.

3.2.3. Remedies for Breach of Licensee Diligence Obligations. If Licensee materially breaches any Licensee Diligence Obligation and fails to remedy such breach within ninety (90) days of Licensee’s receipt of notice of such breach from Axsome, then, without limiting and in addition to any other remedies that may be available to Axsome at law or in equity, Axsome may, in its sole discretion, elect to either (a) terminate this Agreement pursuant to the provisions of Section 8.2 or (b) convert any exclusive license granted to Licensee under this Agreement with respect to one or more Licensed Products in the Territory into a non-exclusive license.

3.3. Development.

3.3.1. Transferred Clinical Trials. Without limiting its obligations under Section 3.2.1, Licensee shall be solely responsible, at its own cost and expense, for conducting and completing all Transferred Clinical Trials and any other trial to satisfy post-marketing commitments necessary or desirable to obtain or maintain Regulatory Approval of and enable and support the Manufacture and Commercialization of Licensed Products in the Territory. Axsome and Licensee shall undertake all actions reasonably necessary to transfer Axsome’s responsibilities and obligations under the Transferred Clinical Trials to Licensee and to assign to Licensee those clinical trial agreements listed in Schedule 3.3.1, which are in existence as of the Effective Date and under which such Transferred Clinical Trials are being conducted.

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3.3.2. Additional Development Activities in the Territory. Licensee, at its own cost and expense, shall have the right, subject to Axsome’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, to conduct Development activities of the Licensed Products in the Field in the Territory solely for the purposes of complying with any post-approval requirements imposed or agreed to with any Regulatory Authority in the Territory as a condition of granting or maintaining the Regulatory Approval in the Territory for such Licensed Product in the Field and for otherwise enhancing the label for, or adding additional indications (in the Field) to enable and support the Commercialization of the Licensed Products, in each case for use in the Field in the Territory. Prior to initiating any such Development activity, Licensee shall notify and consult with Axsome with respect thereto and Axsome shall have the right to review, and Licensee shall provide to Axsome for review, the plans and protocols for any such Development activities prior to Axsome providing its written consent to permit Licensee to conduct such Development activities. In the event Axsome provides written consent for such proposed Development activities, Licensee shall consider in good faith, and not unreasonably refuse to address, any of Axsome’s comments and suggestions provided by Axsome to Licensee with respect to the plans and protocols of any such Development activities. For clarity, (i) it shall be reasonable for Axsome to withhold its consent for Licensee to conduct any particular Development activity with respect to any Licensed Product if Axsome, in good faith, reasonably believes that such Development activity may have an adverse impact on any product containing the Licensed Compound (including on any Regulatory Approval with respect thereto) that Axsome, its Upstream Licensors or its or their Affiliates or licensees is developing or Commercializing or is planning to develop or Commercialize outside of the Territory and (ii) Axsome is hereby deemed to have provided its consent for Licensee to conduct the studies listed on Schedule 3.3.2. Licensee shall use reasonable efforts to conduct all such approved Development activities and to conduct them in compliance with all applicable legal and regulatory requirements, good clinical practices, ethical requirements and industry guidelines.

3.3.3. Licensee Data. Licensee, at no cost to Axsome, shall provide Axsome with any and all data obtained from any of the research activities that were conducted, pursuant to either of Sections 3.3.1 or 3.3.2, by, on behalf of or under the direction of Licensee or its Affiliates (“Licensee Data”). Licensee shall grant Axsome a right and license to use (including the right to provide access to and to license or sublicense to Third Parties, including Axsome’s Upstream Licensors) such Licensee Data in support of the Development for use or Commercialization of Licensed Products and to otherwise support the Commercialization of products containing the Licensed Compound for use outside the Territory. Licensee acknowledges that Axsome and its Upstream Licensors shall retain all right, but have no obligation, to conduct clinical trials, both outside and within the Territory, of any products containing any Licensed Compound for purposes of seeking Regulatory Approval of and Commercializing such products solely outside of the Territory, including seeking approval of additional indications for such products. Upon Licensee’s request, and solely to the extent necessary for Licensee to obtain Regulatory Approval of Licensed Products for use in such additional indications, Axsome shall provide Licensee access to and a right to use any data arising out of the aforementioned clinical trials conducted by or on behalf of Axsome.

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3.4. Regulatory Matters.

3.4.1. Marketing Authorization Holder. Without limiting its obligations under Section 3.2, Licensee or its Affiliates or nominees shall be the Marketing Authorization Holder (“MAH”) for the Licensed Products in the Territory and shall be responsible for preparing, seeking, submitting and maintaining all regulatory filings and Regulatory Approvals for all Licensed Products in the Territory.

3.4.2. Transfer of Existing CTAs and Marketing Authorizations to Licensee. Unless otherwise agreed upon by the Parties, Axsome shall transfer to Licensee the CTAs and Regulatory Approvals for the Licensed Products which CTAs and Regulatory Approvals are listed on Schedule 1.84 to the extent that such CTAs exist and are active as of the Effective Date and are held by Axsome in the Territory. Licensee will use all reasonable efforts to maintain in full effect such CTAs (for so long as needed to complete the Transferred Clinical Trials) and Regulatory Approvals, and Licensee will use all reasonable efforts to timely perform all responsibilities of the regulatory sponsor or the MAH, as applicable, with respect thereto.

3.4.3. Participation Right. Axsome shall have the right (and may extend such right to its Upstream Licensors) and Licensee shall and shall cause its Affiliates and Sublicensees, as applicable to allow Axsome and Axsome’s Upstream Licensors to (1) participate in all meetings, telephone or video calls, discussions and correspondences with any Governmental Authority with respect to any Licensed Product, (2) participate in meetings, telephone or video calls held in preparation for such meetings or communication with any Governmental Authorities; (3) participate in the preparation and review of minutes of such meetings with any Governmental Authorities, (4) review and comment (which comments Licensee shall consider in good faith and shall not unreasonably refuse to address) upon all regulatory filings with respect to any Licensed Product and (5) receive regular updates to any and all regulatory matters relating to the Licensed Product in the Territory. Licensee shall promptly notify Axsome of any notices and inspections or any issues raised by any Regulatory Authority with respect to any regulatory filings or Licensed Products, and Licensee shall promptly notify Axsome of the resolution thereof. Axsome shall be free to share all such information with its Upstream Licensors.

3.4.4. Ongoing Regulatory Support. Axsome shall, at no additional cost to Licensee provide to Licensee such assistance, including technical assistance, as is necessary (i) to obtain the Regulatory Approvals for the Licensed Product in the Territory in Licensee’s or its Affiliates’ or its nominee’s name and (ii) for the Licensee, its Affiliates or nominees to subsequently maintain those Regulatory Approvals in the Territory. For the avoidance of doubt, Axsome shall have no obligation to conduct any post marketing studies of the Licensed Product but will from time to time (as requested by Licensee) provide ad hoc consultation for any such studies provided that any out-of-pocket costs associated with Axsome’s compliance with this Section 3.4.4shall be borne by Licensee in the same way as expenses incurred pursuant to Section 2.5.1.

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3.5. Commercialization Activities.

3.5.1. General. Without limiting its obligations under Section 3.2.2, Licensee shall have sole and exclusive control over all matters relating to the Commercialization of Licensed Products in the Territory; provided that, Licensee shall distribute and otherwise Commercialize such Licensed Products only to the extent permitted by, in a manner consistent with and in compliance with, the applicable Regulatory Approvals for the Licensed Products in the Territory, Applicable Law and applicable pharmaceutical industry guidelines. Licensee shall not at any time during the Term directly or indirectly (including by assisting any Third Party in any manner) distribute, offer for sale, sell or otherwise provide any Licensed Compound or Licensed Products to any Third Party outside of or for use outside of the Territory.

3.5.2. Branding. Licensee or its Affiliates may Commercialize the Licensed Products under the Licensed Trademarks (subject to Sections 3.5.3 and 5.3) or under separate Trademarks owned or Controlled by Licensee, provided, however, that Licensee shall not and shall cause its Affiliates and Sublicensees to not use any Trademark (other than the Licensed Trademarks) or tradename that may be confusingly similar to any Trademarks or tradenames (including the corporate or business names) of Axsome or its Affiliates.

3.5.3. Licensed Trademarks. If Licensee elects to use any Licensed Trademark in connection with any Licensed Product, Licensee shall so notify Axsome in writing and Axsome shall provide to Licensee any trademark usage guidelines that Axsome may reasonably specify with respect to such Licensed Trademark. Licensee shall comply with and shall cause its Affiliates and Sublicensees to comply with such trademark usage guidelines in respect of any use of such Licensed Trademark.

3.6. Manufacturing. Notwithstanding that Axsome’s grant of the license to Licensee under Section 2.1 is not conditioned on Licensee electing to have Axsome manufacture Licensed Product for Licensee, Licensee shall have the option to have Axsome Manufacture or have Manufactured the Licensed Compound and any Licensed Products for use by Licensee. If Licensee makes such election it shall notify Axsome immediately after the Effective Date and thereafter the Parties, within thirty (30) days after the Effective Date, shall negotiate and enter into such supply agreement that contains the terms in the manufacturing term sheet attached hereto as Schedule 3.6 the together with other material and non-material terms typically included in agreements of such type and scope (the “Supply Agreement”). In the event Licensee exercises such option and the Parties enter into the Supply Agreement, Licensee shall purchase from Axsome all requirements of any such Licensed Products at the price set forth therein.

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3.7. Reports and Data Disclosure. Licensee shall provide Axsome with written reports and disclosures as follows:

(a) every six (6) months, aligned to meetings of the Steering Committee, a report summarizing activities taken by or on behalf of Licensee, its Affiliates and its or their Sublicensees to Develop and Commercialize Licensed Products, including status of clinical trials conducted and planned, status of Regulatory Approvals submitted and obtained, and actual and projected launch dates of Licensed Product (both initial launch and launch of each new indication) in each country; and

(b) every year, aligned to meetings of the Steering Committee, Licensee’s projection of sales (whether by or on behalf of Licensee, its Affiliates and/or its or their sublicensees) of Licensed Product, which projection shall include number of units of Licensed Product anticipated to be sold during each Calendar Quarter of the three (3) year period beginning on the first day of the Calendar Quarter following the date that such projection is provided (the “Projection Period”), projected revenues anticipated to be obtained during each Calendar Quarter of the Projection Period from such sales of Licensed Product. For the avoidance of doubt, all projections shall be non-binding on Licensee.

3.8. Steering Committee. The Parties shall establish a steering committee (the “Steering Committee”) comprising a relationship manager from each Party. The Steering Committee shall have responsibility for managing operational matters between the Parties in connection with this Agreement. The Steering Committee shall meet once every six (6) months during the Term to discuss and review the performance of this Agreement, at a time and location to be agreed between the Parties. The Steering Committee may meet more frequently if so agreed between the Parties or (in the case of urgency or necessity) at short notice at the request of either Party.

4. Payments.

4.1. Upfront Payment. Licensee shall pay to Axsome a one-time payment of sixty-two million euros (€62,000,000), [*****]. In the event Licensee fails to pay either such payment on or before the date due and fails to cure such failure within five (5) Business Days, Axsome may terminate this Agreement by written notice with immediate effect without obligation to refund any payments made under this Section 4.1.

4.2. Development Milestone Payments. Licensee shall pay to Axsome the following development milestone payment (the “Development Milestone Payment”) upon the achievement of the following milestone for the Licensed Product (the “Development Milestone”), whether achieved by Licensee or an Affiliate or Sublicensee. Licensee shall promptly (but in no event later than seven (7) Business Days after) notify Axsome in writing of the achievement of the Development Milestone and Licensee shall pay Axsome in full the Development Milestone

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Payment within thirty (30) days of Axsome’s invoice for the achievement thereof. For the avoidance of doubt the Development Milestone is only payable once.

Development Milestone	Milestone Payment (in Euros)
[*****]	[*****]

4.3. Commercial Milestone Payments. Licensee shall pay to Axsome the following commercial milestone payments (each, a “Commercial Milestone Payment”) upon the achievement of the corresponding level of cumulative Net Sales of the Licensed Products in the Territory (the “Commercial Milestone”), whether achieved, individually or collectively, by Licensee, Licensee’s Affiliate(s) or its or their Sublicensees. Licensee shall promptly (but in no event later than seven (7) Business Days after) notify Axsome in writing of the achievement of any such Commercial Milestone and Licensee shall pay Axsome in full the corresponding Commercial Milestone Payment within thirty (30) days of Axsome’s invoice for such achievement thereof. For the avoidance of doubt, each Commercial Milestone will only be paid once.

Cumulative Net Sales of the Licensed Product in the Territory	Milestone Payment (in Euros)
[*****]	[*****]
[*****]	[*****]
[*****]	[*****]
[*****]	[*****]
[*****]	[*****]

4.4. Royalty/Profit Share Payments. With respect to the sales of Licensed Products made during the applicable Royalty Terms, Licensee shall pay to Axsome royalties in the amount of [*****] of the Net Sales from the sale of all Licensed Products in the Territory obtained by each of Licensee, its Affiliates and Sublicensees.

4.5. Reports and Payments.

4.5.1. Cumulative Royalties. The obligation to pay royalties under this Agreement shall be imposed only once with respect to any sale of any Licensed Product.

4.5.2. Royalty Statements and Payments. Within thirty (30) days of the end of each Calendar Quarter, Licensee shall deliver to Axsome a report setting forth, for such Calendar Quarter, the following information, on a Licensed Product-by-Licensed Product, country-by-country, and Territory-wide basis: (a) Net Sales of each Licensed Product, (b) deductions taken from gross sales in the calculation of such Net Sales, (c) the royalty due hereunder for the sale of each such Licensed Product, including all information pertaining to the calculation of each of the foregoing, and (d) the exchange rates, if any, used in determining the amount of Euros.. Following receipt of such report Axsome shall invoice Licensee for the royalties due for the previous Calendar Quarter and such invoice shall be payable within thirty (30) days of receipt. On an annual basis the parties will perform a reconciliation to adjust for any adjustments to be made to Net Sales in the previous year following the reporting date for each Calendar Quarter. To the extent required under any

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Upstream License, Axsome may share any such reports with the relevant Upstream Licensor.

4.5.3. Taxes and Withholding. It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable. Where VAT is properly added to a payment made under this Agreement, the Party making the payment will pay the amount of VAT only on receipt of a valid tax invoice issued in accordance with the laws and regulations of the country in which the VAT is chargeable. In addition, in the event any payments made by Licensee pursuant to this Agreement become subject to withholding taxes under the Applicable Laws or regulations of any jurisdiction or Governmental Authority, Licensee shall pay such additional amount as will, after such withholding taxes has been made, leave Axsome with the full amount which would have been received by it had no such deduction or withholding been required to be made; and Licensee shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner. Axsome will provide to Licensee any necessary information or documentation requested by Licensee allowing the Licensee to comply with its tax obligations in relation to such withholding taxes (for example, and without limitation, a tax resident certificate withing the meaning of the applicable double tax treaty to be provided on an annual basis and before the deadline of each payment under this Agreement).

4.5.4. Currency. All amounts payable and calculations under this Agreement shall be in Euros. As applicable, Net Sales and any royalty deductions shall be translated into Euros using the exchange rate published by the European Central Bank or, for any particular exchange rate not published by the European Central Bank, published by Bloomberg, in each case on the last Business Day of each month during the applicable Calendar Quarter. If, due to restrictions or prohibitions imposed by national or international authority, a given payment cannot be made as provided in this Section 4.5.4, the Parties shall consult with a view to finding a prompt and acceptable solution. If the Parties are unable to identify a mutually acceptable solution regarding such payment, then Licensee may elect, in its sole discretion, to deliver such payment in the relevant jurisdiction and in the local currency of the relevant jurisdiction.

4.5.5. Method of Payment. Except as permitted pursuant to Section 4.5.4, each payment hereunder shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism or any other means of electronic funds transfer, at Licensee’s election, to the bank account as designated by Axsome in writing to Licensee at least three (3) days before the payment is due.

4.5.6. Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth (20th) day following the due date thereof, calculated at the annual rate of the sum of (a) [*****] plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each Calendar Quarter; provided however, that in no event shall said annual interest rate exceed the maximum legal interest rate. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of either

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Party to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment, including termination of this Agreement as set forth in Section 8.2.

4.6. Inspection of Records.

4.6.1. Record Keeping. Licensee shall keep and shall cause its Affiliates and each of its and their sublicensees and assignees to keep books and accounts of record in connection with the sale of Licensed Products in sufficient detail to permit accurate determination of all figures necessary for verification of royalties and other payments to be paid hereunder. Licensee and its Affiliates shall maintain such records for a period of at least five (5) years after the end of the Calendar Quarter in which they were generated.

4.6.2. Audits. Upon thirty (30) days prior notice from Axsome, Licensee shall permit an independent certified public accounting firm of nationally recognized standing selected by Axsome and reasonably acceptable to Licensee, to examine, at Axsome’s sole expense, the relevant books and records of Licensee and its Affiliates as may be reasonably necessary to verify the amounts reported by Licensee in accordance with Section 4.5.2 and the payment of royalties and other payments hereunder. An examination by Axsome under this Section 4.6.2 shall not occur more than once in any calendar year and shall be limited to the pertinent books and records for any calendar year ending not more than five (5) years before the date of the request. The accounting firm shall be provided access to such books and records at Licensee’s or its Affiliates’ facility(ies) where such books and records are normally kept, and such examination shall be conducted during Licensee’s normal business hours. Licensee may require the accounting firm to sign a reasonably acceptable non-disclosure agreement before providing the accounting firm with access to Licensee’s or its Affiliates’ facilities or records. Upon completion of the audit, the accounting firm shall provide both Licensee and Axsome a written report disclosing any discrepancies in the reports submitted by Licensee or the royalties or other payments paid by Licensee and, in each case, the specific details concerning any discrepancies. No other information shall be provided to Axsome. To the extent required under any Upstream License, Axsome may share the results of any such audit with the relevant Upstream Licensor.

4.6.3. Underpayments. If, after conducting an audit pursuant to Section 4.6.2, the applicable accounting firm concludes that additional royalties or other payments were due to Axsome, then Licensee, within ten (10) Business Days of the date Licensee receives such accountant’s written report, will pay to Axsome the additional royalties or other payments and all interest accruing thereon. Further, if the amount of such underpayment of either royalties or any other payment exceeds more than [*****] of the amount of such royalties or other payment that was properly payable to Axsome, then Licensee shall reimburse Axsome for Axsome’s out-of-pocket costs in connection with the audit.

4.6.4. Overpayments. If, after conducting an audit pursuant to Section 4.6.2, the applicable accounting firm concludes that Licensee has overpaid royalties or other payments to Axsome, then Axsome, within ten (10) Business Days of the date Axsome receives such accountant’s written report, will refund to Licensee the excess royalties or other payments.

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4.7. Confidentiality. Notwithstanding any provision of this Agreement to the contrary, all reports and financial information of Licensee, its Affiliates or its sublicensees which are provided to or subject to review by Axsome under this Article 4 shall be deemed to be Licensee’s Confidential Information and subject to the provisions of Article 6, provided, however, that to the extent required under any Upstream License, Axsome may share such reports and financial information with the relevant Upstream Licensor.

5. Intellectual Property.

5.1. Pre-Existing IP. Subject to the license and rights granted pursuant to Sections 2.1.1, 2.1.2 and 2.1.3 and Section 2.2, each Party shall retain all right, title and interest in and to any Intellectual Property Rights that are Controlled by such Party prior to or independent of this Agreement.

5.2. Ownership of Developed IP. Subject to the license and rights granted in Sections 2.1.1, 2.1.2, and Section 2.2 and the license granted to Axsome in this Section 5.2, (i) Axsome shall own all right, title and interest in and to any and all inventions, Know-How, data, results and other Intellectual Property Rights and proprietary information, conceived individually by Axsome or its Affiliates (“Axsome Developed IP”), (ii) Licensee shall own all right, title and interest in and to any and all inventions, Know-How, data, results and other Intellectual Property Rights and proprietary information, conceived individually by Licensee or its Affiliates (“Licensee Developed IP”) and (iii) Axsome and Licensee shall jointly own and have an undivided interest in and to any and all inventions, Know-How, data, results and other Intellectual Property Rights and proprietary information, conceived or jointly by Axsome or Licensee, and its or their Affiliates and sublicensees (“Joint Developed IP”), in each case under this Agreement with respect to the Licensed Products, in connection with any Development or Commercialization of the Licensed Products. For clarity, the Axsome Developed IP and Axsome’s interest in the Joint Developed IP each shall be included in the Licensed Intellectual Property. Licensee hereby grants to Axsome a perpetual, irrevocable, fully paid and royalty free, sublicensable (through multiple tiers) license under the Licensee Developed IP and Licensee’s interest in any Joint Developed IP for all purposes, provided, however that, (a) inside the Territory such license shall be non-exclusive and shall not include the right to commercialize any product containing a Licensed Compound and (b) outside the Territory such license shall be exclusive, even as to Licensee.

5.3. Licensed Trademarks.

5.3.1. Registration; Usage and Costs. Axsome shall be responsible for the application and registration, in the Territory, of any Licensed Trademark that Licensee notifies Axsome it elects to use. All costs of the filing of applications for registration, or of the prosecution or maintenance of, any Licensed Trademark in the Territory shall be borne solely by Licensee, and Licensee shall reimburse Axsome for all costs and expensed incurred by or on behalf of Axsome or its Affiliates in connection with the filing, prosecution or maintenance of any Licensed Trademarks, provided, however, that if Licensee is not utilizing any of the Licensed Trademarks it can notify Axsome in writing and such Trademark will not be a Licensed Trademark. Licensee shall not seek to register or use and shall cause its Affiliates and its and their sublicensees to not seek to register or use, in each case, in any country, whether within or outside the Territory, any such Trademark that is the same as or confusingly similar to any Trademark owned or used by

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Axsome or Axsome’s Affiliates for Axsome’s or such Affiliates’ other products or services. Additionally, Licensee shall not and shall cause its Affiliates and its and their sublicensees to not use the corporate name of Axsome or Axsome’s Affiliates for any purpose without Axsome’s prior written consent.

5.3.2. Third Party Infringement. If either Party has a reasonable basis to believe that a Third Party is or may be engaging in commercially significant infringement of any Licensed Trademark in the Territory, such Party shall notify the other Party in writing and provide it with any evidence of such infringement that is reasonably available. Licensee shall have the right and option to respond to any infringement or potential infringement with respect to any Licensed Trademark that Licensee is using in the Territory by appropriate steps, including filing an infringement suit or taking other similar action, and shall notify Axsome of, and consult with Axsome from time to time regarding, any such suit or other action. Axsome shall provide reasonable assistance to Licensee, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow Licensee to maintain the action. Any amounts recovered by Licensee pursuant to this Section 5.3.2, whether by settlement or judgment, shall first be used to reimburse Licensee for the costs of such enforcement action and the remainder, if any, shall be retained by Licensee for its own account, provided that (1) such recoveries treated as Net Sales in the Calendar Quarter in which they are received for all purposes under this Agreement.

5.4. Patent Prosecution and Maintenance.

5.4.1. Right to File, Prosecute and Maintain. Subject to Licensee’s rights set forth in Section 5.4.3 below, Axsome, in consultation with Licensee, shall be responsible for filing, prosecuting and maintaining the Licensed Patent Rights throughout the Territory. The direct reasonable out-of-pocket costs incurred in such activities, including the reasonable fees of attorneys or patent agents, and filing and maintenance fees shall be borne solely by Licensee, and Licensee shall reimburse Axsome for all reasonable costs and expenses incurred by or on behalf of Axsome or its Affiliates in connection with the filing, prosecution and maintenance of the Licensed Patent Rights, provided, however, if Licensee notifies Axsome in writing that it does not wish Axsome to file, prosecute or maintain a Licensed Patent Right pursuant to this Section 5.4.1, any such costs and expenses that Axsome incurs following such notification shall not be borne by Licensee. Notwithstanding any such written notice provided by Licensee, Axsome may, in its sole discretion, continue to prosecute and maintain in effect such Licensed Patent Right at its own expense and, in such case, such Licensed Patent Right will continue as a Licensed Patent Right for purposes of Section 1.69, provided, however, that Axsome shall have the sole right and without Licensee’s consent to discontinue such prosecution or maintenance at any time.

5.4.2. Review and Comment. Axsome shall use its commercially reasonable efforts to prosecute and seek to procure the grant of any of the Licensed Patent Rights that, as of the Effective Date are patent applications that have been filed, but not yet granted as patents, in each country of the Territory. Axsome shall keep Licensee advised on the status

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of the prosecution and maintenance of all Licensed Patent Rights in the Territory annually and at other times as necessary to comply with its obligations hereunder or as reasonably requested by Licensee. Axsome shall allow Licensee a reasonable opportunity and reasonable time to review and comment regarding substantive communications from the relevant patent offices or Governmental Authorities and drafts of any responses or other proposed substantive filings before any such filings are submitted to any relevant patent offices or Governmental Authorities, and Axsome shall consider in good faith any reasonable comments offered by Licensee in preparing any final filings to be submitted to any relevant patent offices or Governmental Authorities. To the extent practicable, Axsome shall give Licensee at least forty-five (45) days’ notice before filing in the Territory any new Licensed Patent Right during the Term that relates to any Licensed Product or to the Development, Commercialization or use of any Licensed Product. For clarity, Axsome’s obligations and Licensee’s rights under this Section 5.4.2 shall not apply with respect to any Patent Rights outside of the Territory.

5.4.3. Axsome Election to Not Prosecute or Maintain. If Axsome at any time decides to abandon or declines to continue prosecution or maintenance of the patents and applications in a particular country in the Territory for any Licensed Patent Right, Axsome shall provide Licensee with at least ninety (90) days’ prior written notice to such effect, and Axsome shall have no responsibility with respect to the prosecution or maintenance of the applicable Licensed Patent Right after the end of such ninety (90) day period. If Licensee gives written notice to Axsome before the end of such ninety (90) day period that Licensee elects to continue prosecution or maintenance, (a) Axsome, upon Licensee’s request and subject to Axsome’s obligations under any Upstream License with respect to such Licensed Patent Right, shall make reasonable efforts to timely execute such documents and perform such acts, at Licensee’s expense, as may be reasonably necessary to permit Licensee to prosecute and maintain, in Axsome’s name, such Licensed Patent Right at its sole expense and (b) Licensee shall keep Axsome advised on the status of the prosecution and maintenance of such Licensed Patent Right annually and at other times as reasonably requested by Axsome. If Licensee does not give written notice to Axsome before the end of such forty-five (45) day period that Licensee elects to continue prosecution or maintenance of such Licensed Patent Right, Axsome shall be entitled to allow such Licensed Patent Right to lapse or take any other action with respect thereto as may be required or permitted under any applicable Upstream License. For avoidance of doubt, nothing herein shall be construed to give Licensee the right to use Axsome’s Confidential Information in prosecuting Licensed Patent Rights or in connection with such prosecution without Axsome’s prior written consent.

5.4.4. Patent Term Restoration and Extension. Axsome shall be responsible for, in consultation with Licensee, seeking patent term extensions, supplemental protection certificates and the like available under Applicable Law in any country in the Territory in relation to the Licensed Patent Rights. Axsome and Licensee will cooperate in connection with all such activities. Axsome will give due consideration to all suggestions and comments of Licensee regarding any such activities, but in the event of a disagreement between the Parties, Axsome will have the final decision-making authority; provided, however, that Axsome will seek (or will allow Licensee to seek) to extend, including through the use of supplemental protection certificates and the like, any Licensed Patent

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Right at Licensee’s request unless in Axsome’s reasonable legal determination such Licensed Patent Right may not be extended under Applicable Law without limiting Axsome’s right to extend any other Licensed Patent Right owned or controlled by Axsome or its Affiliates.

5.4.5. Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution and extension efforts in accordance with this Section 5.4, including by providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution or extension applications.

5.4.6. Status Updates. Axsome shall provide Licensee with a written status update on the Licensed Patent Rights no less than once every year, including any updates to the list in Schedule 1.50.

5.5. Enforcement and Defense of Patent Rights.

5.5.1. Notification. Each Party will promptly notify the other Party in writing of any actual, potential, suspected or threatened infringement, misappropriation or other violation in the Territory by a Third Party of any Licensed Patent Right in the Field of which it becomes aware (“Third Party Infringement”).

5.5.2. Control.

(a) Third Party Infringement. Except as otherwise provided in this Section 5.5, Licensee will have the first right, but not the obligation, to institute litigation or take other steps to remedy Third Party Infringement, and any such litigation or steps will be at Licensee’s expense. Licensee will not, without the prior written consent of Axsome (such consent not to be unreasonably withheld, delayed or conditioned), enter into any compromise or settlement relating to such litigation that (a) admits the invalidity or unenforceability of any Licensed Patent Right, (b) requires that any Licensed Patent Right be abandoned or (c) otherwise adversely affects the rights or interest of Axsome or, if applicable with respect to such Licensed Patent Right, the Upstream Licensor of such Licensed Patent Right. In order to establish standing, Axsome, upon request of Licensee, agrees to timely commence or to join in any such litigation or to request that the applicable Upstream Licensor join in such litigation, in each case at Licensee’s expense, and in any event to cooperate with Licensee in such litigation or steps at Licensee’s expense. Axsome and any applicable Upstream Licensor will have the right to consult with Licensee about such litigation and to participate in and be represented by independent counsel in such litigation at Axsome’s expense. Any recoveries obtained by Licensee in connection with any such litigation or steps taken in relation to such infringement shall first be used to reimburse Licensee for the reasonable out-of-pocket costs incurred by Licensee in litigating such Third Party Infringement and the remainder, if any, shall be retained by Licensee for its own account, provided that (1) such recoveries treated as Net Sales in the Calendar Quarter in which they are received for all purposes under this Agreement.

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(b) Infringement Outside the Field. Axsome, at its sole expense, shall have the sole and exclusive right, but not the obligation, to institute litigation or take other steps to remedy any infringement in the Territory solely outside the Field of any Licensed Patent Right. Any recoveries obtained by Axsome in connection with any such litigation or steps taken in relation to such infringement shall be retained by Axsome for its own account.

5.5.3. Licensee Election to Not Enforce or Defend. If Licensee fails to institute litigation or otherwise take steps to remedy Third Party Infringement within one hundred twenty (120) days of its receipt of notice, then Axsome will have the right, but not the obligation, upon twenty (20) days’ prior notice to Licensee, at Axsome’s expense, to institute any such litigation or take other steps to remedy Third Party Infringement, and any such litigation or steps will be at Axsome’s expense; provided that any recoveries (whether by way of judgment, settlement or otherwise) resulting from such litigation or steps relating to such Third Party Infringement, after deducting Axsome’s out of pocket expenses (including counsel fees and expenses) in pursuing such claim, will be retained by Axsome. Axsome will not, without the prior written consent of Licensee (such consent not to be unreasonably withheld, delayed or conditioned), enter into any compromise or settlement relating to such litigation that (a) admits the invalidity or unenforceability of any Licensed Patent Right or (b) requires Axsome to abandon any Licensed Patent Right. Licensee, upon request of Axsome, agrees to timely join in any such litigation, at Axsome’s expense, and in any event to cooperate with Axsome in such litigation or steps at Axsome’s expense. Licensee will have the right to consult with Axsome about such litigation and to participate in and be represented by independent counsel in such litigation at Licensee’s expense.

5.5.4. Other Actions by Third Parties. Each Party will promptly notify the other Party in the event of any legal or administrative action by any Third Party involving any Licensed Patent Rights of which it becomes aware, including any nullity, revocation, interference, reexamination, inter partes review, post grant review or compulsory licensing proceeding. Axsome will have the first right, but not the obligation, to defend against any such action involving any Licensed Patent Rights, in its own name or Licensee’s name (to the extent permitted by Applicable Law), and any such defense will be at Licensee’s expense. Licensee, at Axsome’s request, agrees to join in any such action at Licensee’s expense and in any event to cooperate with Axsome at Licensee’s expense. If Axsome fails to defend against any such action involving a Licensed Patent Right, then Licensee will have the right to defend such action, in its own name and at its own expense.

5.6. Allegations of Infringement; Third Party Licenses.

5.6.1. Notification. If the Development, Manufacture, Commercialization or use of any Licensed Product, the practice of any Licensed Intellectual Property, or the exercise of any other right granted by Axsome to Licensee hereunder, in each case, in the Territory (collectively, the “Licensed Activities”) by Licensee or any of its Affiliates or sublicensees or the practice of any Licensed Intellectual Property by Axsome is alleged by a Third Party to infringe, misappropriate or otherwise violate such Third Party’s Patent Rights or other Intellectual Property Rights in the Territory, the Party to whom such

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allegation is made will notify the other Party in writing promptly upon becoming aware of such allegation. Additionally, if Licensee determines that, based upon the review of any Third Party Patent Rights or other Third Party Intellectual Property Rights, it may be desirable to obtain a license from such Third Party with respect thereto so as to avoid any potential claim of infringement by such Third Party against either Party or their respective Affiliates or sublicensees, then Licensee will promptly notify Axsome of such determination.

5.6.2. Licensee Option to Negotiate. If Licensee determines, in its sole discretion, that, in order for Licensee, its Affiliates or sublicensees to engage in the Licensed Activities, it is necessary or desirable to obtain a license under one or more Patent Rights or other Intellectual Property Rights Controlled in the Territory by a Third Party, then Licensee shall notify Axsome and Licensee will have the right, but not the obligation, to negotiate and enter into a license or other agreement with such Third Party, provided that Licensee shall not seek to obtain any such license or rights with respect to the Licensed Compound or products containing the Licensed Compound outside of the Territory. All costs and expenses of assessing the need for, negotiating and obtaining any such license or other agreement shall be borne by Licensee and all fees and payments payable under any such license or other agreement shall be the sole responsibility of and paid by Licensee.

5.7. Third Party Infringement Suits.

5.7.1. Notification. Each Party will promptly notify the other Party in the event that any Third Party files suit or brings any other action alleging patent infringement by Licensee or Axsome or any of their respective Affiliates or sublicensees with respect to any of the Licensed Activities (any such suit or other action referred to herein as an “Infringement Claim”).

5.7.2. Control. In the case of any Infringement Claim against Licensee (including its Affiliates or sublicensees) alone or against both Licensee and Axsome (including its Affiliates), Axsome will have the right, but not the obligation, to control the defense of such Infringement Claim, including control over any related litigation, settlement, appeal or other disposition arising in connection therewith. Licensee will cooperate with Axsome and will have the right to consult with Axsome concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation in which Licensee is a party at Licensee’s own expense. In the case of any Infringement Claim against Axsome alone, Licensee will have the right to consult with Axsome concerning such Infringement Claim, and Licensee, upon request of Axsome, will reasonably cooperate with Axsome at Axsome’s expense.

6. Confidentiality.

6.1. Definition. “Confidential Information” means, with respect to each Party, all Licensed Know-How or other information, including proprietary information and materials (whether or not patentable) regarding or embodying such Party’s technology, products, business information or objectives, that is communicated by or on behalf of the Disclosing Party to the Receiving Party or its permitted recipients, on or after the Effective Date, but only to the extent

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that such Licensed Know-How or other information in written form is marked in writing as “confidential” at the time of disclosure, and such Licensed Know-How or other information disclosed orally or in non-tangible form is (a) identified by the Disclosing Party as “confidential” at the time of disclosure and (b) within thirty (30) days thereafter, the Disclosing Party provides a written summary of such Know-How or other information marked as “confidential”. Notwithstanding the foregoing, information disclosed by a Party shall be treated as Confidential Information if the circumstances of the disclosure or the nature of the information would reasonably be expected to be confidential. Confidential Information does not include any Licensed Know-How or other information that (i) was already known by the Receiving Party (other than under an obligation of confidentiality to the Disclosing Party) at the time of disclosure by or on behalf of the Disclosing Party, (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party, (iii) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of its obligations under this Agreement, (iv) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to the Receiving Party or (v) was independently discovered or developed by or on behalf of the Receiving Party without the use of or reference to any Confidential Information belonging to the Disclosing Party. The terms and conditions of this Agreement will be considered Confidential Information of both Parties. For clarity, confidential information of any Upstream Licensor that is disclosed by or on behalf of Axsome or its Affiliates to Licensee or Licensee’s Affiliates shall be treated as confidential by Licensee and its Affiliates and its or their Sublicensees and they each shall have all obligation with respect thereto under this Agreement as if it were Axsome’s Confidential Information.

6.2. Obligation; Term. Except to the extent otherwise expressly authorized by this Agreement, the Parties agree that, during the Term and thereafter, each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder will: (a) keep the Disclosing Party’s Confidential Information confidential; (b) not disclose, or permit the disclosure of, the Disclosing Party’s Confidential Information; and (c) not use, or permit to be used, the Disclosing Party’s Confidential Information for any purpose other than as expressly permitted under the terms of this Agreement.

6.3. Disclosure to Party Representatives. Notwithstanding the provisions of Section 6.2, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the Receiving Party’s Representatives who (a) have a need to know such Confidential Information in connection with the performance of the Receiving Party’s obligations or the exercise of the Receiving Party’s rights under this Agreement and (b) have agreed in writing to non-disclosure and non-use provisions with respect to such Confidential Information that are at least as restrictive as those set forth in this Article 6.

6.4. Disclosure to Third Parties. Notwithstanding the provisions of Section 6.2, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary:

(a) with respect to disclosure to Governmental Authorities, (i) to obtain or maintain INDs or Regulatory Approvals for any Licensed Product within the

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Territory, and (ii) to respond to inquiries, requests or investigations relating to Licensed Products or this Agreement;

(b) for outside consultants, contractors, advisory boards, managed care organizations, non-clinical and clinical investigators, and bona fide potential or actual sublicensees, collaborators, partners or permitted assignees, in each case to the extent desirable, to Develop, register or Commercialize any Licensed Product; provided that the Receiving Party will obtain the same confidentiality obligations from such Third Parties as it obtains with respect to its own similar types of confidential information;

(c) in connection with filing or prosecuting Patent Rights or Trademarks as permitted by this Agreement;

(d) in connection with prosecuting or defending litigation as permitted by this Agreement;

(e) in connection with or included in posting results of and other information about clinical trials to clinicaltrials.gov or PhRMA websites; and

(f) to the extent necessary or desirable in order to enforce its rights under this Agreement.

If a Party deems it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to this Section 6.4, then the Disclosing Party shall to the extent possible give reasonable advance written notice of such disclosure to the other Party and take such measures to ensure confidential treatment of such information as is reasonably required by the other Party, at the other Party’s expense.

6.5. SEC Filings and Other Disclosures. Either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with Applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory. Before disclosing this Agreement or any of the terms hereof pursuant to this Section 6.5, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure, with the Disclosing Party providing as much advanced notice as is feasible under the circumstances and giving consideration to the comments of the other Party. Further, if a Party discloses this Agreement or any of the terms hereof in accordance with this Section 6.5, such Party shall, at its own expense, seek such confidential treatment of confidential portions of this Agreement and such other terms, as may be reasonably requested by the other Party.

6.6. Announcements. Except as may be expressly permitted under Section 6.5, neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party.

6.7. Publications. During the Term, Licensee shall submit to Axsome for review and approval any proposed academic, scientific and medical publication or public presentation which contains Axsome’s Confidential Information or, in the case of academic, scientific and medical

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publications, which otherwise relate to the Licensed Compound or any Licensed Product. Such review and approval will be conducted for the purposes of preserving the value of the Licensed Intellectual Property and determining whether any portion of the proposed publication or presentation containing Axsome’s Confidential Information should be modified or deleted. Written copies of such proposed publication or presentation required to be submitted hereunder shall be submitted to Axsome no later than twenty (20) days before submission for publication or presentation (the “Review Period”). Axsome shall provide its comments with respect to such publications and presentations within ten (10) days of its receipt of such written copy. The Review Period may be extended for an additional thirty (30) days in the event Axsome can, within ten (10) days of receipt of the written copy, demonstrate reasonable need for such extension including for the preparation and filing of patent applications. Licensee will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 6.7, including International Committee of Medical Journal Editors standards regarding authorship and contributions. For the sake of clarity, Licensee’s obligation to submit any publication to Axsome for review and approval under this Section 6.7 shall not apply to any publication which does not contain Axsome’s Confidential Information.

7. Representations, Warranties and Covenants.

7.1. Mutual Representations and Warranties. Each of Axsome and Licensee hereby represents and warrants to the other Party that:

7.1.1. it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

7.1.2. the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite action under the provisions of its charter, bylaws and other organizational documents, and does not require any action or approval by any of its shareholders or other holders of its voting securities or voting interests;

7.1.3. it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

7.1.4. this Agreement has been duly executed and is a legal, valid and Binding Obligation on each Party, enforceable against such Party in accordance with its terms; and

7.1.5. the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of or default under any Binding Obligation existing as of the Effective Date.

7.2. Mutual Covenants. Each of Axsome and Licensee hereby covenants to the other Party that:

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7.2.1. from the Effective Date until expiration or termination of this Agreement, it will perform its obligations and exercise its rights under this Agreement in compliance with Applicable Laws;

7.2.2. with respect to any Licensed Products, payments or services provided under this Agreement, such Party has not taken and will not during the Term take any action directly or indirectly to offer, promise or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any government official or any other Person in order to gain an improper advantage, and has not accepted, and will not accept in the future such payment;

7.2.3. it will maintain valid and enforceable agreements with all Persons acting by or on behalf of such Party or its Affiliates under this Agreement which require such Persons to assign to such Party or its Affiliates their entire rights, title and interests in and to the Licensed Intellectual Property that is created through activities conducted under this Agreement such that Licensee can comply with its obligations under Section 5.2 and Axsome is able to grant to Licensee the licenses with respect thereto under Section 2.1, and

7.2.4. if, at any time after execution of this Agreement, such Party becomes aware that it, any of its Affiliates, or any employee, agent, or subcontractor of it or any of its Affiliates or permitted subcontractors or in the case of Licensee, any Sublicensees, who participated or is participating in the performance of any activities hereunder in connection with the Development or Commercialization of any Licensed Product is or becomes debarred under 21 U.S.C. § 335a, it shall provide written notice of such fact to the other Party within five (5) Business Days of its discovery thereof.

7.3. Axsome Representations and Warranties. Axsome hereby represents and warrants to Licensee that, as of the Effective Date and except as disclosed in the disclosure schedule attached hereto as Schedule 7.3 (the “Disclosure Schedule”):

7.3.1. it has the full right, power and authority to grant all of the right, title and interest in the licenses and other rights granted or to be granted to Licensee, Licensee’s Affiliates or Licensee’s sublicensees under this Agreement;

7.3.2. (i) Schedule 1.50 sets forth a true and complete list of all Patent Rights owned or otherwise Controlled by Axsome or its Affiliates that relate to the Licensed Products or use in the Field, (ii) Axsome is not aware (with no duty of investigation) of any issued patents in the Territory not Controlled by Axsome, which issued patents relate to and would be infringed by the Commercialization of the Licensed Products (in the form as they exist on the Effective Date) for use in the Field in the Territory; and (iii) Axsome or its Affiliates have timely paid all filing and renewal fees payable with respect to such Patent Rights;

7.3.3. From and after the time that Axsome had become responsible for the maintenance of each of the Licensed Patent Rights, it has complied with all Applicable Laws in connection with the filing, prosecution and maintenance of such Licensed Patent Rights and all filings necessary to preserve the rights in the Licensed Patent Rights have been made and all applicable fees have been timely;

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7.3.4. it has obtained from all inventors of Licensed Patent Rights owned by Axsome, which Licensed Patent Rights is existing as of the Effective Date, valid and enforceable agreements assigning to Axsome each such inventor’s entire right, title and interest in and to all such Licensed Patent Rights;

7.3.5. to Axsome’s knowledge, there are no allegations or proceedings, pending or threatened, which challenge Axsome’s license to, or the validity or the enforceability of, the Licensed Patent Rights;

7.3.6. it has not previously assigned, transferred, conveyed, or granted any license or other rights under the Licensed Intellectual Property or Licensed Trademarks that would conflict with or materially limit the scope of any of the rights or licenses granted to Licensee hereunder; and

7.3.7. there is no (a) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to the knowledge of Axsome, threatened against Axsome or any of its Affiliates or (b) judgment or settlement against or owed by Axsome or any of its Affiliates, in each case in connection with the Licensed Intellectual Property or any Licensed Product or relating to the transactions contemplated by this Agreement.

7.4. Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

7.5. Disclaimer. THE FOREGOING REPRESENTATIONS AND WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED. LICENSEE ACKNOWLEDGES AND AGREES THAT AXSOME MAKES AND HAS MADE NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS CAN BE SUCCESSFULLY DEVELOPED FOR ANY ADDITIONAL INDICATION OR THAT LICENSED PRODUCTS CAN BE SUCCESSFULLY COMMERCIALIZED IN ANY COUNTRY OF THE TERRITORY FOR THE INDICATIONS INCLUDED IN THE TRANSFERRED REGUALTORY APPROVALS OR FOR ANY ADDITIONAL INDICATION THAT IS INCLUDED IN ANY REGULATORY APPROVAL OBTAINED BY LICENSEE.

8. Term and Termination.

8.1. Term. The term of this Agreement (the “Term”) will commence on the Effective Date and, unless earlier terminated in accordance with this Article 8, will continue until all Royalty Terms for all Licensed Products have expired in all countries of the Territory.

8.2. Termination for Cause.

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8.2.1. Material Breach. Subject to Section 3.2.3, either Party may terminate this Agreement for cause at any time during the Term by giving written notice to the other Party in the event that such other Party commits a material breach of its obligations under this Agreement and such material breach remains uncured for ninety (90) days from the date of such notice; provided, however, that if any breach is not reasonably curable within ninety (90) days and if the breaching Party is making a bona fide effort to cure such breach, such termination shall be delayed for a time period to be agreed by both Parties in order to permit the breaching Party a reasonable period of time to cure such breach.

8.2.2. Breach of Upstream License. In the event that, as a result of any act or omission of Licensee or any of Licensee’s Affiliates or Sublicensees, Axsome is in breach of any Upstream License, Axsome shall so notify Licensee and if Licensee fails to cure such breach within sixty (60) days of such notice, Axsome may terminate this Agreement by written notice with immediate effect.

8.3. Patent Challenge. Licensee acknowledges that prior to its entry into this Agreement it has had sufficient opportunity to review and assess the Patent Rights included in the Licensed Intellectual Property. Axsome shall have the right, exercisable in its sole discretion, to immediately, at Axsome’s sole option, terminate this Agreement or convert the licenses and sublicenses granted to Licensee from exclusive to nonexclusive licenses (with all other terms remaining unchanged), upon written notice to Licensee, effective upon receipt, if Licensee or any of its Affiliates or its or their respective Sublicensees, directly or indirectly, challenges the validity, enforceability or scope of any of the Licensed Patent Right. Neither Party shall, and each Party shall ensure that its Affiliates and their respective sublicensees do not, use or disclose any Confidential Information of the other Party or any nonpublic information regarding the prosecution or enforcement of any Licensed Patent Rights to which a Party or any of its Affiliates or sublicensees are or become privy as a consequence of the rights granted to such Party pursuant to this Agreement, in initiating, requesting, making, filing or maintaining, or in funding or otherwise assisting any other Person with respect to, any Challenge. For purposes of this Section 8.3, “Challenge” will be interpreted as follows: Licensee, its Affiliates or any of its or their Sublicensees will be deemed to have made a “Challenge” of a Licensed Patent Right included in the Licensed Intellectual Property if Licensee or such Affiliate or Sublicensee, respectively: (a) institutes or voluntarily joins as a party to, or causes its counsel to institute on Licensee’s or such Affiliate’s or such Sublicensee’s behalf, any interference, opposition, re-examination, inter partes review, post-grant review or similar proceeding with respect to any such Licensed Patent Right with any patent office; or (b) makes any filing or institutes or voluntarily joins as a party to any legal proceeding, or causes its counsel to make any filing or institute or voluntarily join as a party to any legal proceeding on Licensee’s or such Affiliate’s or such Sublicensee’s behalf, with a court or other Governmental Authority (including any patent office) having authority to determine the validity, enforceability or scope of such Licensed Patent Rights, in which one (1) or more claims or allegations challenges the validity or enforceability of any such Licensed Patent Rights.

8.4. Termination for a Bankruptcy Event.

8.4.1. Termination Right. Except where prohibited by Applicable Law, each Party shall have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to the other Party. “Bankruptcy Event” means the occurrence of any of the

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following: (a) the institution, on a voluntary or involuntary basis, of any bankruptcy, receivership, insolvency, reorganization, corporate rescue, liquidation or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”) or of any relevant foreign jurisdiction, where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within ninety (90) days after they are instituted, (b) the filing of an insolvency proceeding or making of an assignment for the benefit of creditors or the admittance by a Party of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a Party not involving the Bankruptcy Code, (d) appointment of a receiver for all or substantially all of a Party’s assets, or (e) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions.

8.4.2. Rights to Intellectual Property. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any similar law in effect in a foreign jurisdiction, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or the relevant foreign law. The Parties agree that Axsome or Licensee, as licensee of intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or relevant foreign law. The Parties further agree that in the event of a rejection of this Agreement by Axsome or Licensee, as applicable, in any bankruptcy proceeding by or against Axsome or Licensee, as applicable, under the U.S. Bankruptcy Code or foreign equivalent, (a) Licensee or Axsome, as applicable, shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Licensee’s or Axsome’s, as applicable, possession, shall be promptly delivered to it upon Licensee’s or Axsome’s, as applicable, written request therefore, and (b) Axsome or Licensee, as applicable shall not interfere with the other Party’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not interfere with such other Party in obtaining intellectual property and all embodiments of intellectual property from another entity. The term “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, Licensed Products, filings with Regulatory Authorities and related rights, and Licensed Intellectual Property.

8.5. Effects of Termination. In the event that this Agreement is terminated for any reason, the following will apply:

(a) Except as otherwise expressly provided herein, all rights and obligations of each Party hereunder shall cease (including all rights and licenses granted by either Party to the other Party hereunder).

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(b) all unpaid royalty payments due pursuant to Section 4.4 for Licensed Product sold as of the effective date of termination shall remain due and payable as scheduled; and

(c) provided any Development Milestone or Commercial Milestone, as applicable, has been achieved on or before the date of expiration or the effective date of termination, any unpaid Development Milestone Payment or Commercial Milestone Payment shall remain due and payable and shall be paid within ten (10) Business Days of such date of expiration or termination.

(d) Licensee shall discontinue its Development and Commercialization of Licensed Products unless and then only to the extent and for the period of time as otherwise authorized in writing by Axsome.

(e) As and to the extent requested by Axsome in writing (which request may require one or more of the following),

(i) Licensee shall provide, disclose and transfer to Axsome all data obtained or collected solely to the extent such data or information relates to the Development or Commercialization of Licensed Products and is necessary to permit Axsome or Axsome’s designee to continue to Develop and Commercialize Licensed Products in the Field in the Territory;

(ii) Licensee shall transfer and assign to Axsome all Regulatory Approvals and other regulatory filings relating to any Licensed Product and to the extent that any such Regulatory Approval or other regulatory filing is necessary to permit Axsome to continue to Develop or Commercialize such Licensed Product in the Field in the Territory;

(iii) Licensee shall transfer to Axsome or Axsome’s designee the useable quantities of Licensed Product in Licensee’s or its Affiliates possession and Axsome shall reimburse the amount paid by Licensee to Axsome for the purchase of those quantities of Licensed Product so transferred to Axsome;

(iv) Licensee, at its expense, shall destroy or cause to be destroyed those quantities of Licensed Product in Licensee’s, its Affiliates or its or their Sublicensee’s possession or control that Axsome in excess of those quantities that Licensee is to deliver to Axsome or its designee pursuant to Section 8.5.2(b)(iii); and

(v) Licensee shall return to Axsome all of Axsome’s Confidential Information, provided, however, that Licensee may retain a copy of such Confidential Information in segregated files solely for purposes of determining its ongoing obligations with respect to maintaining the confidentiality of or limiting its use of such Confidential Information.

8.6. Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the

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foregoing, the following sections, together with this Section 8.6 and any sections that expressly survive, shall survive expiration or termination of this Agreement for any reason: Article 1 (Definitions), Section 2.2.2 (Licensee Grant of Right of Reference), Section 3.3.3 (Licensee Data), Section 4.5 (Reports and Payments) (with respect to Licensed Product sold prior to expiration or termination), Section 4.6 (Inspection of Records), Section 4.7 (Confidentiality), Section 5.1 (Pre-Existing IP), Section 5.2 (Ownership of Developed IP), Section 5.7 (Third Party Infringement Suits) (with respect to alleged infringement occurring prior to expiration or termination), Article 6 (Confidentiality), Section 8.5 (Effects of Termination), Section 9.1 (Limitation of Liability), Section 9.2 (Indemnification by Licensee), Section 9.3 (Indemnification by Axsome), Section 9.4 (Procedure) and Article 10 (Miscellaneous).

9. Limitation of Liability, Indemnification and Insurance.

9.1. LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO LIABILITY ARISING FROM A BREACH OF ARTICLES 5 OR 6, FROM ANY WILLFUL MISCONDUCT OR INTENTIONALLY WRONGFUL ACT, OR TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 9, IN NO EVENT WILL EITHER PARTY OR ITS REPRESENTATIVES BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUE SUFFERED BY EITHER PARTY OR ANY OF ITS REPRESENTATIVES REGARDLESS OF WHETHER ANY PARTY OR SUCH REPRESENTATIVES KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

9.2. Indemnification by Licensee. Licensee will indemnify, defend and hold harmless Axsome, each of its Affiliates, and each of its and its Affiliates’ employees, officers, directors and agents (each, a “Axsome Indemnified Party”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and cost (collectively, a “Liability”) that the Axsome Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of:

(a) the Development, Commercialization or use of any Licensed Product by, on behalf of, or under the authority of, Licensee, its Affiliates or any of its or their sublicensees (in each case other than by any Axsome Indemnified Party), other than claims for which Axsome is required to indemnify Licensee pursuant to Section 9.3; or

(b) the material breach by Licensee of any of its representations, warranties or covenants set forth in Article 7;

except, in each case, to the extent caused by the negligence, recklessness or intentional misconduct of Axsome or any Axsome Indemnified Party.

9.3. Indemnification by Axsome. Axsome will indemnify, defend and hold harmless Licensee, its Affiliates, sublicensees, contractors, distributors and each of its and their respective employees, officers, directors and agents (each, a “Licensee Indemnified Party”) from and

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against any and all Liabilities that the Licensee Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of the material breach by Axsome of any of its representations, warranties or covenants set forth in Article 7 except to the extent caused by the negligence, recklessness or intentional misconduct of Licensee or any Licensee Indemnified Party.

9.4. Procedure.

9.4.1. Notice. Each Party will notify the other Party in writing in the event it becomes aware of a claim for which indemnification may be sought hereunder. In the event that any Third Party asserts a claim or other proceeding (including any governmental investigation) with respect to any matter for which a Party (the “Indemnified Party”) is entitled to indemnification hereunder (a “Third Party Claim”), then the Indemnified Party shall promptly notify the Party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

9.4.2. Control. The Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within ten (10) Business Days after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (a) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is sought, (b) the Third Party Claim seeks solely monetary damages and (c) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim in full (the conditions set forth in clauses (a), (b) and (c) above are collectively referred to as the “Litigation Conditions”). Within ten (10) Business Days after the Indemnifying Party has given notice to the Indemnified Party of its exercise of its right to defend a Third Party Claim, the Indemnified Party shall give notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party reasonably so objects, the Indemnified Party shall continue to defend the Third Party Claim, at the expense of the Indemnifying Party, until such time as such objection is withdrawn. If no such notice is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled, at its sole cost and expense, to assume direction and control of such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party shall cooperate, and shall cause its Affiliates and agents to cooperate upon request of the Indemnifying Party, in the defense or prosecution of the Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not satisfy the Litigation Conditions or does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party Claim within ten (10) Business

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Days after notice thereof, the Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the other Party is defending as provided in this Agreement.

9.4.3. Settlement. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate to the extent such Third Party Claim involves equitable or other non-monetary relief but shall not have the right to settle such Third Party Claim to the extent such Third Party Claim involves monetary damages without the prior written consent of the Indemnifying Party. Each of the Indemnifying Party and the Indemnified Party shall not make any admission of liability in respect of any Third Party Claim without the prior written consent of the other Party, and the Indemnified Party shall use reasonable efforts to mitigate Liabilities arising from such Third Party Claim.

9.5. Insurance. Each Party further agrees to obtain and maintain and Licensee shall cause its sublicensees to obtain and maintain, during the Term, commercial general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers (or pursuant to a program of self-insurance reasonably satisfactory to the other Party) to cover its indemnification obligations under Section 9.2 or Section 9.3, as applicable, in each case with limits of not less than [*****] (or the equivalent amount in Euros) per occurrence and in the aggregate. Insurance shall be procured with carriers having an A.M. Best Rating of A-VII or better. Each Party shall maintain such insurance for so long as it continues to research, Develop, Manufacture or Commercialize any Licensed Products and thereafter for so long as is necessary to cover any claims made prior to expiration of any applicable statute of limitations.

10. Miscellaneous.

10.1. Assignment. Neither this Agreement nor any interest hereunder shall be assignable by a Party without the prior written consent of the other Party, except as follows: (a) a Party may assign its rights and obligations under this Agreement by way of sale of itself or the sale of the portion of its business to which this Agreement relates, through merger, sale of assets and/or sale of stock or ownership interest, provided that the assignee shall expressly agree to be bound by such Party’s obligations under this Agreement and that such sale is not primarily for the benefit of its creditors, and (b) a Party may assign its rights and obligations under this Agreement to any of its Affiliates, provided that the assignee shall expressly agree to be bound by such Party’s obligations under this Agreement and that such Party shall remain liable for all of its rights and obligations under this Agreement. Each Party shall promptly notify the other Party of any assignment or transfer under the provisions of this Section 10.1. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent

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necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 10.1 shall be void.

10.2. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate to carry out the purposes and intent of the Agreement.

10.3. Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the non-performing Party promptly provides written notice of such Force Majeure to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the non-performing Party takes Commercially Reasonable Efforts to remove the condition. “Force Majeure” shall include conditions beyond the reasonable control of the Parties, including an act of God, voluntary or involuntary compliance with any regulation, Applicable Law or order of any government, war, act of terror, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

10.4. Notices. Each communication and document made or delivered by one Party to the other Party under this Agreement shall be made in the English language. All notices, consents, approvals, request or other communications required hereunder given by one Party to the other shall be in writing and made by (a) personal delivery, (b) first class certified mail with return receipt requested, (c) next-day delivery by major international courier with confirmation of deliver, or (d) email with a confirmation copy delivered by one of the foregoing methods. Notices will be deemed given upon receipt.

To Licensee:

Atnahs Pharma UK Limited
Sovereign House
Miles Grey Road
Basildon
Essex SS14 3FR
United Kingdom
Attention:	Chief Executive Officer
[*****]	[*****]

with a copy to:

[*****]
[*****]

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To Axsome:

Axsome Malta Ltd. c/o
Axsome Therapeutics, Inc.
22 Cortlandt Street, 16th Floor
New York, NY 10007
Essex SS14 3FR
United Kingdom
Attention:	Nick Pizzie
Chief Financial Officer
[*****]

Herriot Tabuteau, M.D.
President and Chief Executive Officer
[*****]	[*****]

with a copy to:

Hunter Murdock
General Counsel
[*****]

with a copy to:

DLA Piper LLP (US)
One Liberty Place
1650 Market Street, Suite 5000
Philadelphia, PA 19103
Attention:	Arthur Cohn
[*****]	[*****]

10.5. Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each Party.

10.6. Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized representative of the waiving Party. The waiver by either Party of any breach of any provision by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

10.7. Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such

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event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

10.8. Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Axsome or Licensee from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

10.9. Dispute Resolution.

10.9.1. Notice; Consultation. In the event of any dispute, controversy or claim arising out of, relating to or in connection with this Agreement (including any schedule or exhibit hereto) or the breach, termination or validity thereof or the negotiation, execution or performance thereof (a “Dispute”), the Parties shall first attempt to settle such Dispute in the first instance by mutual discussions between representatives of senior management of each Party.

(a) Within ten (10) Business Days of the receipt by a Party or Parties of a notice from another Party or Parties of the existence of a Dispute (the “Arbitration Notice”), the receiving Party or Parties shall submit a written response to the other Party or Parties (the “Response”). The Arbitration Notice and the Response shall each include (i) a statement of the applicable Party’s position with regard to the Dispute and a summary of arguments supporting that position and (ii) the name and title of the senior executive who will represent the applicable Party in attempting to resolve the Dispute pursuant to this Section 10.9.1.

(b) Within fifteen (15) Business Days of receipt of the Response, the designated executives shall meet and attempt to resolve the Dispute. All negotiations pursuant to this Section shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the Parties during such negotiations shall be admissible for any purpose in any subsequent arbitration or legal proceedings.

(c) If any Dispute is not resolved within thirty (30) Business Days of receipt of the Arbitration Notice (or within such longer period as to which the Parties have agreed in writing), then the Dispute shall be submitted to arbitration in accordance with Section 10.9.2.

10.9.2. Arbitration. Any Dispute not timely resolved by negotiation pursuant to Section 10.9.1(a) shall be finally resolved by confidential binding arbitration in accordance with the following:

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(a) The arbitration shall be conducted by three (3) arbitrators, in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The claimant shall nominate an arbitrator in its request for arbitration. The respondent shall nominate an arbitrator within thirty (30) days of the receipt of the request for arbitration. The two (2) arbitrators nominated by the Parties shall nominate a third arbitrator within thirty (30) days after the nomination of the later-nominated arbitrator. The third arbitrator shall act as chair of the tribunal. If any of the three (3) arbitrators are not nominated within the time prescribed above, then the ICC shall appoint the arbitrator(s).

(b) The seat of the arbitration shall be New York, New York, USA, and it shall be conducted in the English language.

(c) The costs of the arbitration, including the Parties’ reasonable legal fees, shall in principle be borne by the unsuccessful Party or Parties, however, the arbitral tribunal may apportion such costs between the Parties if it determines that apportionment is reasonable, taking into account the circumstances of the case. The arbitration award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay. Judgment upon the award may be entered by any court having jurisdiction of the award or having jurisdiction over the relevant Party or its assets.

(d) The Parties agree that the arbitration shall be kept confidential. The existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration shall be deemed Confidential Information and shall not be disclosed to any non-Party except the tribunal, the ICC, the Parties’ counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other Person necessary to the conduct of the arbitration. Notwithstanding the foregoing, a Party may disclose Confidential Information to the extent that disclosure may be required to fulfil a legal duty, protect, or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings. This confidentiality provision survives termination of the Agreement and of any arbitration brought pursuant to the Agreement.

10.9.3. Provisional Remedies. Notwithstanding any provision of this Agreement to the contrary, either Party may immediately initiate litigation in any court of competent jurisdiction seeking any remedy at law or in equity, including the issuance of a preliminary, temporary or permanent injunction, to preserve or enforce its rights under this Agreement. The procedures specified in this Section 10.9 shall be the sole and exclusive procedures for the resolution of Disputes between the Parties arising out of or relating to this Agreement; provided, that a Party, without prejudice to the above procedures, may seek injunctive relief or other provisional judicial relief if in its sole judgment such action is necessary to avoid irreparable damage; provided that, both Parties agree the arbitrators shall be fully empowered to modify, set aside or continue such injunctive or other provisional relief in the arbitrators’ discretion. Despite such action the Parties will continue to participate in good faith in the procedures specified in this Section 10.9.

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10.10. Governing Law. This Agreement, and all claims arising under or in connection therewith, shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to conflict of law principles thereof. The provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or any subject matter hereof.

10.11. Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto, sets forth the entire agreement between the Parties as to its subject matter and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter.

10.12. Independent Contractors. The Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act, or failure to act, of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever. The Parties acknowledge and agree that neither Party owes the other any fiduciary or similar duties or obligations by virtue of the relationship created by this Agreement. Without limiting the foregoing, the Parties also acknowledge and agree that if a court of competent jurisdiction or an arbitrator should determine that, notwithstanding the terms of this Section 10.12, that such fiduciary or other obligations exist, the Parties hereby waive such duties and obligations and agree not to assert or rely upon such duties or obligations in connection with any Dispute arising out of or relating to this Agreement.

10.13. No Third Party Rights or Obligations. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement. However, Licensee may decide, in its sole discretion, to use one or more of its Affiliates to perform its obligations and duties hereunder, provided that Licensee shall remain liable hereunder for the performance by any such Affiliates of any such obligations.

10.14. Third Party Beneficiary. Licensee agrees that SK Biopharmaceuticals shall be a third party beneficiary of the rights granted to Axsome and the obligations undertaken by Licensee under this Agreement (including those under Article 6 and Sections 5.2 and 9.5), and shall, to that extent, have the right to enforce this Agreement against Licensee directly to the extent SK Biopharmaceuticals may deem such enforcement necessary or advisable to protect its rights hereunder or under the Upstream License for which SK Biopharmaceuticals Co., Ltd. is the Upstream Licensor.

10.15. Headings. The descriptive headings of this Agreement are included herein for ease of reference only and shall be of no force and effect in construing or interpreting any of the provisions of this Agreement.

10.16. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Counterparts may be signed and delivered by facsimile or PDF file, with the same effect as if delivered personally.

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In witness whereof, authorized representatives of the Parties have duly executed this Agreement as of the Effective Date.

AXSOME THERAPEUTICS, INC.		ATNAHS PHARMA UK LIMITED

By:	/s/ Herriot Tabuteau, M.D.	By:	/s/ James Burt
Name: Herriot Tabuteau, M.D.		Name: James Burt
Title: President and Chief Executive Officer		Title: Chief Executive Officer

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OMITTED SCHEDULES

SCHEDULE 1.50

LICENSED PATENT RIGHTS

SCHEDULE 1.52

LICENSED TRADEMARKS

SCHEDULE 1.83

TRANSFERRED CLINICAL TRIALS

SCHEDULE 1.84

TRANSFERRED REGULATORY APPROVALS

SCHEDULE 1.86

UPSTREAM LICENSES

SCHEDULE 2.5.2

REGULATORY APPROVAL TRANSITION PROTOCOL

SCHEDULE 3.3.1

TRANSFERRED CLINICAL TRIAL AGREEMENTS

SCHEDULE 3.3.2

STUDIES APPROVED TO BE CONDUCTED BY LICENSEE

SCHEDULE 3.6

TERM SHEET FOR SUPPLY AGREEMENT

SCHEDULE 7.3

DISCLOSURE SCHEDULE

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